Filed Pursuant to Rule 433

Dated February 26, 2009

Registration Statement No. 333-157290

FINAL TERM SHEET

5.125% NOTES DUE 2019

Issuer:	Abbott Laboratories

Ratings:	A1/AA/A+

Size:	$2,000,000,000

Security Type:	5.125% Notes due 2019

Coupon:	5.125%

Maturity:	April 1, 2019

Price:	99.567%

Yield:	5.180%

Spread:	+220bps

Benchmark Treasury:	2.75% due February 15, 2019

Treasury Spot:	2.98%

Coupon Dates:	Semiannually on April 1 and October 1

First Coupon:	October 1, 2009

Settlement:	March 3, 2009

Redemption Provisions:

Abbott may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

CUSIP:	002824AU4

Joint Bookrunning Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Greenwich Capital Markets, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any one of the Joint Bookrunning Managers toll-free at 1-800-294-1322 (Banc of America Securities LLC), collect at 212-834-4533 (J.P. Morgan Securities Inc.), toll-free at 866-718-1649 (Morgan Stanley & Co. Incorporated) or toll-free at 860-638-4411 (Greenwich Capital Markets, Inc.).

FINAL TERM SHEET

6.000% NOTES DUE 2039

Issuer:	Abbott Laboratories

Ratings:	A1/AA/A+

Size:	$1,000,000,000

Security Type:	6.000% Notes due 2039

Coupon:	6.000%

Maturity:	April 1, 2039

Price:	99.771%

Yield:	6.016%

Spread:	+235bps

Benchmark Treasury:	4.5% May 15, 2038

Treasury Spot:	3.666%

Coupon Dates:	Semiannually on April 1 and October 1

First Coupon:	October 1, 2009

Settlement:	March 3, 2009

Redemption Provisions:

Abbott may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Yield plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, to the redemption date on the principal amount of the notes being redeemed.

CUSIP:	002824AV2

Joint Bookrunning Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Greenwich Capital Markets, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling any one of the Joint Bookrunning Managers toll-free at 1-800-294-1322 (Banc of America Securities LLC), collect at 212-834-4533 (J.P. Morgan Securities Inc.), toll-free at 866-718-1649 (Morgan Stanley & Co. Incorporated) or toll-free at 860-638-4411 (Greenwich Capital Markets, Inc.).